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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 7 (File No. 811-7440) under the Securities Act of 1940 to the Registration Statement on Form N-1A of the Dimensional Emerging Markets Fund Inc. of our report dated January 16, 1998 on our audit of the financial statements and financial highlights of Dimensional Emerging Markets Fund Inc. as of November 30, 1997 and for the respective periods then ended, which report is included in the Annual Reports to Shareholders.

We also consent to the reference to our firm under the captions "Other Information" and "Financial Statements" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 27, 1998